CHRISTIE'S

INVOICE

Account Address
Masterworks Gallery LLC as agent for
Masterworks Cayman SPC o/b/o its
Gallery Segregated Portfolio
225 Liberty Street
29th Floor
New York, NY 10281
United States

Invoice Number	DB 23003150
Date	02/06/2023
Account Number	[***]
Paddle Number	[***]

Sale Number 21390 **Sale Title** 21st Century Art Day Sale **Sale Date** 29/05/2023

Lot	Description	Transaction	Amount	Key	Total Amount
309	HERNAN BAS (B. 1978) *Secret Hideout of the Flamingo Gang (Abandoned Paddle Boats)* signed with artist's initials and dated 'HB 14' (lower left); signed, dated and titled 'Secret Hideout of the Flami...	Hammer Premium	3,500,000.00 910,000.00		4,410,000.00
		Sub Total			
		Hammer	HK$ 3,500,000.00		HK$ 3,500,000.00
		Premium	HK$ 910,000.00		HK$ 910,000.00

Total Amount Due	HK$ 4,410,000.00
Due Date	9 June 2023

Notes: Buyer's premium is calculated on hammer price as follows: 26% of first HKD 7,500,000, plus 21% of next HKD 42,500,000, plus 15% thereafter.

To arrange collection and to confirm the location of your property, please contact PostSaleAsia@Christies.com at least 48 hours beforehand.

02559349

Christie's Hong Kong Limited, 22nd Floor Alexandra House, 18 Chater Road, Central Hong Kong
Telephone +852 2760 1766, Fax +852 2760 1767
christies.com

Payment Methods

Please note: Christie's will not accept payment under this invoice from any party other than the buyer of record.

Lots purchased at Christie's in Hong Kong may be paid for in the following ways:

Online	Christie's is pleased to offer clients the option of viewing invoices, paying and arranging shipping online through MyChristie's. To log in, or if you have yet to create an online account, please go to: www.christies.com/MyChristies. While this service is available for most lots, payment and shipping must be arranged offline for some items. Please contact Post Sale Services directly to coordinate.
Wire Transfer	HSBC Head Office 1 Queen's Road, Central Hong Kong Beneficiary Name: Christie's Hong Kong Limited Bank Code: [***] Account Number: [***] SWIFT: [***]
Credit and Debit Card	All major credit and debit cards are accepted. China Union Pay Card is accepted in person with no limits on amounts.
Cash	Up to HKD 80,000 per annum.
Bankers Draft	Must be made payable to Christie's Hong Kong Limited (subject to conditions)
Cheque	Must be made payable to Christie's Hong Kong Limited (must be drawn in HKD on a HK bank, clearance will take 2 to 5 business days)

To assist in processing your payment efficiently, please quote your **sale, invoice number** and **account number** ; these may be found on your invoice.

Payments may be made in person at Christie's or by calling Post Sale Services.

Email	PostSaleAsia@christies.com
Telephone	+852 2760 1766
Fax	+852 2973 0111
Mail	Christie's Hong Kong Limited, 22/F Alexandra House, 18 Chater Road, Central, Hong Kong

Please see our Conditions of Sale for further information on buying at Christie's which can be found at the back of our catalogues and on our website: www.christies.com

Payment in full must be received in cleared funds before the property is released.

Failure to collect your property within 30 days of the sale date from any Christie's location will result in handling and administration charges plus any applicable taxes.

02559349

Account No [***]

CHRISTIE'S

Account Address
Masterworks Gallery, LLC,
as agent for Masterworks Cayman SPC on behalf of its Gallery Segregated Portfolio
225 Liberty Street 29th Floor
New York 10281
USA

Date: 6/2/2023

Sale Title: 21st Century Art Day Sale
Sale Date: Monday, May 29, 2023
Lot Number(s): 309, 320

Sale Number : 21390

Dear Sir/ Madam

We write to confirm the terms on which we are able to offer you extended payment terms in relation to the Lot(s). In the event that you are the successful bidder at the Sale for the Lot(s) you agree to make payment of the total Hammer Price together with the buyer's premium, any applicable VAT, interest, charges, artist resale royalty or other applicable sales taxes (the "Charges") as set out in the Conditions of Sale - Buying at Christie's which are set out in the catalogue for the Sale (the "Conditions of Sale"), in full and cleared funds in instalments, as follows:

茲確認佳士得向閣下提供拍賣品延期付款之條款。如閣下在拍賣會上成功競投得拍賣品，即代表閣下同意根據刊登在拍賣會目錄內之業務規定及買家須知（"業務規定"）支付總成交價和買家酬金以及任何適用的增值稅，利息，費用，藝術家轉售版稅或其他適用的銷售稅（"費用"），並如下列分期付款的方式全數以清算資金繳清：

Payment Due Date 到期還款日	Days Post Sale 拍賣會後日數	Instalment Due from you 分期付款欠額
Sunday, August 27, 2023	90	Hammer Price & Buyer's Premium

Payment to Christie's must be made via wire transfer in Hong Kong $ in full and cleared funds by the Payment Due Date, to the following bank account:

付款方式必須以港元，在到期還款日前全數以清算資金以電匯方式直接轉入佳士得以下銀行戶口繳清：

HSBC Head Office
1 Queen's Road Central, Hong Kong
Beneficiary Name: Christie's Hong Kong Limited
Account Number: [***]
SWIFT: [***]

Except as varied by this letter, the Conditions of Sale form the contract for sale of the Lot(s) and shall apply in all respects, including, in particular, the provisions regarding remedies for non-payment which shall apply if you fail to make repayment in full and cleared funds in accordance with this letter (including any particular Instalment Due, even if not the first or last payment). In the event of any inconsistency between the terms of the Conditions of Sale and this letter) the terms of this letter shall prevail.

除了本函的條改外，業務規定構成拍賣品的買賣合約並適用於所有方面，包括及尤其是適用於如閣下未能根據本函在期限內全數以清算資金繳清欠款（包括任何特定的到期分期付款，即使不是首期或最後期款）的有關不付款之補救辦法的條款。如業務規定與本函不一致，以本函為準。

In addition, if you: (a) fail to make payment in accordance with this letter; (b) fail to make any due payment in full and cleared funds to any Christie's group company; (c) you become insolvent, bankrupt, any trustee in bankruptcy is appointed over you or your assets or you enter into any compromise or arrangement with your creditors to re-schedule your debts; or (d) you commit a breach of the terms in this letter:

此外，如閣下（a）中未能根據本函付款;（b）未能全數以清算資金繳清對任何佳士得集團公司的到期欠款;
（c）變得無償債能力，破產，有破產委託人就您或您的資產被委任或您與債權人有任何妥協或安排去重新安排閣下的債務;或（d）違反了本函的條款：

(i) the extended Payment Due Dates as set out in this letter shall be deemed null and void and the entire amount owed by you pursuant to the Conditions of Sale shall be immediately due and payable;

(ii) if you have collected the Lot(s) from Christie's, you shall on demand return the Lot(s) to Christie's immediately;

(iii) Christie's shall be entitled to retain any sums paid to it in respect of the Lot(s); and

(iv) interest shall accrue upon any outstanding sums due and on any payments received late at the rate of 7% a year above the 3-month HIBOR rate from time to time **from the due date for payment for the Lot(s) under the Conditions of Sale** (not the Payment Due Dates set out in this letter) until we receive payment in full and cleared funds of all sums due to us.

(i) 本函內的延期到期還款日即視為無效且業務規定下之總欠款均應立即支付;

(ii) 如閣下已向佳士得提取拍賣品，閣下應在佳士得要求下，立刻把拍賣品退回佳士得;

(iii) 佳士得有權保留任何就拍賣品已收到的金額;及

(iv) 利息將按高於香港金融管理局不時公布的三個月銀行同業拆息加7%之年息從業務規定內就拍賣品款項的到期還款日（而不是本函內的到期還款日）在未償還的到期金額及任何遲支付金額上累計，直至佳士得全數以清算資金收到閣下對我們的所有欠款。

Please indicate your receipt and acceptance of the terms in this letter and the Conditions of Sale by signing a copy of this letter. This letter agreement and the Conditions of Sale, as presented by Christie's and without amendment, shall then become a binding agreement between you and Christies Hong Kong Ltd. as agent of the seller to be governed by and construed in accordance with the laws of Hong Kong.

請閣下以簽署此函副本，表明收到本函並同意本函的條款和業務規定。佳士得出示並沒有修改的本函和業務規定共同構成閣下與佳士得香港有限公司（以作為拍賣品賣家的代理 人）具有約束力的合約，並受香港特別行政區法律管轄並據其詮釋。

Yours Sincerely, 謹啟

Client Operations & Accounting
Christies Hong Kong Ltd.

I/We understand and agree to the above terms
本人理解及同意上述條款

Signed 簽署: ______________________
For and on behalf of

Print: Name: ______________________

Date: ______________________